GLOSSARY

Note: The  descriptions of the terms in the glossary are solely intended for the assistance of readers of the 2009 Budget. The glossary and the descriptions of the  terms in the  glossary  are not  intended  to  affect  or alter the meaning of any terms under law.

Accounting Period:  the time covered by financial  statements,  which can be for any  length of time but is  usually a fiscal  year  (April to March for the
     Province), a quarter or a month.

Accumulated  Deficit:   the  difference  between   liabilities  and  assets.  It
     represents  the total of all past  annual  deficits  minus all past  annual surpluses, including prior-period adjustments.

Amortize: to allocate an asset's cost to different  accounting periods according to the estimated useful life of the asset.

Asset-Backed Commercial Paper (ABCP): a short-term investment vehicle, typically with a  maturity  of 90 to 180  days.  The  security  itself  is  generally sponsored by a bank or other  financial  institution.  The notes are backed
     either   directly  or  indirectly   by  financial   assets  such  as  trade
     receivables, and are generally used for short-term financing needs.

Bond Auction:  a process in which  participants  can submit a bid to  purchase a given amount of a security at a specific price.

Broader  Public  Sector  (BPS):   organizations  receiving  government  transfer
     payments  to provide  services to the public.  Such  organizations  include
     universities,   colleges,   school   boards,   hospitals,   long-term  care
     facilities, community care access centres and children's aid societies.

Business Inputs: current and capital expenditures that businesses acquire to run their  operations  and to provide goods and services,  such as vehicles and fuel, building materials,  computers,  office furniture and equipment,  and telecommunications services.

Canada Health Transfer (CHT): a federal  transfer  provided to each province and territory in support of health care.

Canada Pension Plan Investment Board (CPPIB) Borrowing: the Province's option of borrowing from the CPPIB as a source of long-term borrowing.

Canada Social Transfer (CST): a federal  transfer  provided to each province and territory in support of  postsecondary  education,  social  assistance  and social services, including child care.

Capital Cost  Allowance:  the portion of the capital cost of an asset  (e.g.,  a building,  automobile  or  machine)  that may be  deducted  for  income tax purposes each year.

Capital  Expenditure:   expenditures  to  acquire  or  upgrade  physical  assets
     including transportation  infrastructure,  land and buildings,  information technology infrastructure and systems, vehicles, marine fleet and aircraft.

Capital Gain: the net profit arising from the sale or transfer of capital assets or  investments;  i.e.,  the proceeds or market value received less the net book value of the capital asset or investment.

Capital Tax: a tax levied on a corporation's  taxable capital comprising capital stock, surpluses, indebtedness and reserves.

Cash and Cash Equivalents:  cash or other short-term liquid low-risk instruments that are readily  convertible  to cash,  typically  within  three months or less.

Change  in  Net  Debt:   the  annual   change  in  net  debt  is  equal  to  the
     surplus/deficit  of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges.

Consolidation:  the inclusion of the financial results of  government-controlled organizations in the Province's consolidated financial statements.

Consumer Price Index (CPI):  a measure of consumer  prices,  the Canadian CPI is produced by  Statistics  Canada on a monthly  basis.  The CPI  measures the retail  prices  of a  shopping  basket  of about  300  goods  and  services including food, housing, transportation, clothing and recreation. The index is weighted to reflect typical household spending patterns. The change in a price index such as the CPI is a measure of inflation. Increases in the CPI are also referred to as increases in the cost of living.

Contingency  Fund:  an amount of  expense  available  to  address  unanticipated spending pressures; for example, disaster assistance.

Debt: an obligation resulting from the borrowing of money.

Debt Maturities: the total forecast amount of debt due for repayment on specific dates.

Debt Redemptions:  the total  forecast  amount  of bond  issues  expected  to be redeemed prior to maturity.  Debt  redemptions  primarily relate to Ontario
     Savings Bonds.

Debt Term: the remaining term to maturity of long-term debt.

Debt-to-GDP Ratio:  a measurement  of the  government's  debt as a percentage of gross domestic  product  (GDP).  It is a measure of the debt in relation to the economy and its capacity to carry and repay debt.

Deficit: the amount by which  government  expenses  exceed revenues in any given year.

Derivatives:  financial  contracts that derive their value from other underlying instruments. The Province uses derivatives including swaps, forward foreign exchange contracts,  forward rate agreements,  futures and options to hedge currency exposure and minimize interest costs.

Domestic Medium-Term Notes: debt instruments issued domestically,  offered under a program and structured to meet specific investor needs.

Employment  Insurance  (EI): a federal  program funded by premium  contributions from workers and employers that provides temporary earnings replacement for unemployed  workers  through  EI  regular  benefits.  The EI  program  also provides  maternity,  parental,  adoption,  sickness,  compassionate  care, work-sharing and fishing  benefits.  Employment  Insurance Part II provides funding for  training  programs  and income  support  while  training.  The federal  government  provides  EI  Part  II  funds  through  Labour  Market
     Development  Agreements  with each  province and  territory.  In 2008,  the federal government  established an arm's-length Crown corporation to manage future EI surpluses.

Employment Ontario:  the Province's  training and employment services program of over  $1  billion  annually.  Services  such as  apprenticeship,  literacy, technical training, wage subsidies, summer jobs, laid-off worker assistance and employment  counselling are provided  through an integrated  network in communities across the province.

Equalization: a federal government program that provides  unconditional transfer
     payments  to  provinces  whose  revenue-raising   capacity  falls  below  a
     federally determined standard.

Euro Medium-Term Notes (EMTNs): debt issued outside the United States and Canada and structured to meet individual investor requirements.

Financial Assets: assets that could be used to discharge existing liabilities or finance future  operations and are not for consumption in the normal course of operations.  Financial assets include cash; an asset that is convertible to cash; a  contractual  right to receive cash or another  financial  asset from another party; a temporary or portfolio investment;  a financial claim on an outside organization or individual; and inventory.

Fiscal Plan:  an outline of the  government's  consolidated  revenue and expense plan,  which must  address the fiscal year of the Budget and the  following two years, although it may address a longer period.

Fiscal Year:  the Province of  Ontario's  fiscal year runs from April 1 to March
     31.

Floating Rate  Notes  (FRNs):  debt  instruments  that bear a  variable  rate of interest.

Fund: a fiscal and accounting  entity  segregated for the purpose of carrying on specific  activities,  or attaining  certain  objectives in accordance with special regulations, restrictions or limitations.

Futures: an exchange-traded  contract that confers on both parties an obligation to buy or sell on a future  date a physical  or  financial  commodity  at a price and amount specified when the contract is entered into.

Global Bonds:  debt securities  issued  simultaneously  in the international and domestic  markets,  settling through various  worldwide  clearing  systems.
     These can be issued in a variety of currencies, including Canadian and U.S.
     dollars.

Gross Domestic  Product  (GDP):  the total  unduplicated  value of the goods and services  produced  in the  economy of a country  or region  during a given period of time such as a quarter or a year.  Gross domestic  product can be measured three ways: as total income earned in current production, as total final expenditures,  or as total net value added in current production. See
     Real GDP.

Group of Seven  (G7):  a grouping  of seven of the  world's  largest  industrial market economies: United States, Japan, Germany, France, Britain, Italy and
     Canada.

Infrastructure: the facilities, systems and equipment required to provide public services and support  private-sector  economic activity,  including network infrastructure (e.g., roads, bridges,  water and wastewater systems,  large information  technology  systems),  buildings  (e.g.,  hospitals,  schools, courts),  and machinery and equipment (e.g.,  medical  equipment,  research equipment).

Input Tax Credit  (ITCs):  a credit of single sales tax that  registrants  could claim to recover  the tax they paid or owe on their  supplies  for goods or services they acquired to provide taxable goods and services.

Interest on Debt Expense:  the amount reported as an expense for borrowed money.
     Interest  is  calculated  as a  percentage  of the  amount of debt for each period of time and  excludes  the  amount of  interest  capitalized  during construction of capital assets.

Investment in  Capital  Assets:  the cost of  acquiring  or  upgrading  tangible capital  assets owned by the Province  and its  consolidated  organizations
     during  the  year,  including  land,   buildings,   highways  and  bridges,
     information technology  infrastructure and systems,  vehicles, marine fleet and aircraft.

Labour Market  Agreement  (LMA):  the  Canada-Ontario  Labour Market  Agreement,
     signed in  February  2008,  provides  funding  for six years to Ontario for training and employment services for Ontarians ineligible for EI, including immigrants, persons with disabilities and the long-term unemployed.

Labour Market Development  Agreement (LMDA):  the  Canada-Ontario  Labour Market
     Development Agreement, signed in November 2005, provides funding to Ontario annually  from EI Part II to address  Ontario's  labour-market  priorities.
     Funding supports training and employment services.

Locked-In  Accounts:  a  prescribed  retirement  savings  arrangement  under the
     Pension  Benefits  Act to which  members of  registered  pension  plans may transfer  funds when they  terminate  employment  or cease  membership in a pension plan.  Ontario  locked-in  accounts  include  locked-in  retirement accounts (LIRAs),  life income funds (LIFs) and locked-in retirement income funds (LRIFs).

Marginal Effective Tax Rate (METR):  the tax rate that applies to an incremental dollar of income from new capital investment. It takes into account federal and provincial corporate income taxes, capital and sales taxes.

Medium-Term  Notes  (MTNs):   debt  instruments  offered  under  a  program  and
     structured to meet specific investor needs.

Net  Debt: the difference between the Province's total liabilities and financial assets.

Net  Loans/Investments:   the  total   funds  paid  by  the   Province   towards
     loans/investments netted against loan repayments.

Nominal: an amount  expressed in dollar terms  without  adjusting for changes in prices due to, for example, inflation or deflation.

Non-Cash  Adjustments:  adjustments  required to determine the cash inflows from operations and cash outflows for capital expenditures. Non-cash adjustments include  changes in  balances  of accounts  receivable;  accounts  payable;
     accrued pension and construction liabilities; and investments in government business enterprises. Amortization and imputed interest during construction on capital assets are also non-cash adjustments.

Non-Tax Revenue:  the revenue received by the government from external  sources.
     This also includes revenues from the sale of goods and services;  fines and penalties  associated  with the  enforcement of government  regulations and laws; fees and licences;  royalties;  profits from a self-sustaining  Crown agency; and asset sales.

OntarioBuys:  a program of the Ontario Ministry of Finance that provides funding and advice to the Province's broader public sector (BPS) partners,  such as hospitals, school boards, colleges and universities, to help them modernize their supply chains and other back-office processes.

Ontario Child Benefit (OCB): an income-tested,  non-taxable benefit announced in the 2007 Budget that is provided to  low-income  families  with children in
     Ontario.  In July  2008,  OCB  benefits  started to flow  monthly.  The OCB consolidates  social assistance benefits for children and the Ontario Child
     Care  Supplement for Working  Families (OCCS) into one benefit that is paid to all low-income families with children, regardless of the source of their income.

Ontario Child Care Supplement for Working  Families  (OCCS):  an  income-tested, non-taxable  earnings  supplement  provided to low-income  working families with  children  under age seven.  It is  intended  to enhance  labour-force attachment.  In July 2008, OCCS payments were consolidated with the OCB. If a family's  OCCS  entitlement  is larger than its OCB  payment,  the family still receives the extra OCCS benefit.

Ontario Disability  Support Program  (ODSP):  a program that provides income and employment  assistance to people with substantial  disabilities.  Ontarians aged 65 years or older who are  ineligible  for Old Age  Security  may also qualify for ODSP if they are in financial need.

Ontario Savings Bonds (OSBs):  an investment  that is backed 100 per cent by the
     Province  of Ontario,  including  both  principal  and  interest.  They are available from financial institutions, credit unions, caisses populaires or investment dealers.

Ontario Works:  a program that  provides  income and  employment  assistance  to eligible  Ontarians in need.  All Ontario Works  recipients are required to participate in one or more employment  assistance activities as a condition
     of  eligibility  for  financial   assistance.   This  helps  people  become
     self-reliant as quickly as possible.

Option: a contract that gives the purchaser the right,  but not the  obligation, to buy or sell a specific amount of a commodity,  currency or security at a specific price, on a certain future date.

Procurement: the process of acquiring goods and services.

Productivity Growth: the increase in output per unit of a factor of production.

Program Expense: the expense related to operating and capital programs including amortization.

Public Accounts:  the  Consolidated  Financial  Statements of the Province along with  supporting  statements  and  schedules  as required by the  Financial
     Administration Act, Treasury Board Act and Management Board of Cabinet Act.

Public  Service  Body:  a  qualifying  non-profit  organization,  a  charity,  a municipality,  a school authority,  a hospital authority, a public college, or a university.

Qualifying Non-Profit  Organization:  a non-profit  organization with government funding that amounts to at least 40 per cent of its total revenue.

Real GDP:  gross  domestic  product  measured  to exclude the impact of changing prices.

Reserve: an amount  included  in the  fiscal  plan to protect  the plan  against adverse  changes in the  economic  outlook,  or in  Provincial  revenue and expense.  Any portion of the  reserve  not  required at year-end is used to improve the surplus/deficit.

Scientific  Research  and  Experimental   Development   (SR&ED):   a  systematic
     investigation  or  search  that is  carried  out in a field of  science  or technology  by  means of  experiment  or  analysis.  SR&ED  includes  basic research  -- work  undertaken  to advance  scientific  knowledge  without a specific practical application in view; applied research -- work undertaken for the advancement of scientific knowledge with a practical application in view; and  experimental  development -- work  undertaken for the purpose of achieving  technological  advancement  for  purposes  of  creating  new, or improving existing, materials, devices, products or processes.

Surplus: the amount by which revenues  exceed  government  expenses in any given year.

Surtax: a tax levied on another tax, or a second tax levied on an amount that is already subject to tax.

Syndicated Bond Issues:  debt  securities  that are  underwritten  by a group of investment dealers.

Tangible  Capital   Assets:   physical   assets   including   land,   buildings,
     transportation  infrastructure,  information technology  infrastructure and systems, vehicles, marine fleet and aircraft.

Total Debt:  the Province's  total  borrowings  outstanding  without taking into consideration any of the Province's assets.

Total Expense: the sum of program expense and interest on debt expense.

Treasury Bills:  short-term debt instruments issued by governments on a discount basis.

U.S. Commercial Paper:  short-term debt typically issued in the United States by a government or corporation on a discount basis.  U.S.  Commercial Paper is limited to terms of one to 270 days.

Value-Added Tax: a multi-stage  tax on consumption  that applies  throughout the supply chain regardless of whether the purchase is for use by a business or consumer, but that allows most businesses to be reimbursed for the tax paid on their business inputs through the use of input tax credits.

Weighted-Average  Interest  Rate:  takes into account the  proportion of debt at each level of interest rate in the debt portfolio.

Yield: the effective rate of interest paid on an investment. Yield is the annual rate of return on any investment or debt and is expressed as a percentage.

Zero-Rated Supplies:  supplies of goods or services that would be tax free under the single sales tax (i.e. taxed at a rate of zero). Examples of zero-rated supplies  would include  basic  groceries,  prescription  drugs and medical devices.  Providers of zero-rated supplies would be able to claim input tax credits on inputs to be used for zero-rated supplies.